For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS
Record Net Sales of $587.1 Million, an Increase of 37.1 Percent
Earnings from Operations of $53.8 Million
Diluted Earnings per Share of $0.68

MANHATTAN BEACH, CA. – July 23, 2014 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in footwear, today announced financial results for the second quarter ended June 30, 2014.

Second quarter 2014 net sales were $587.1 million compared to $428.2 million for the second quarter of 2013. Gross profit for the second quarter of 2014 was $269.4 million or 45.9 percent of net sales compared to $194.9 million or 45.5 percent of net sales for the second quarter of last year. Earnings from operations for the second quarter of 2014 were $53.8 million compared to net earnings from operations of $17.2 million for the second quarter of 2013. Due to Easter falling later in Spring, the Company shifted a portion of its advertising expenses to the second quarter of 2014; even with the shift, advertising expenses on a percentage basis were flat versus the second quarter of 2013.

“The strength of our new product combined with the power of our marketing and diverse distribution resulted in a 37.1 percent sales increase over last year’s second quarter and the highest quarterly revenues in the Company’s 22-year history. These results followed a record first quarter, resulting in a 28.8 percent net sales increase for the first six months of 2014,” began David Weinberg, chief operating officer and chief financial officer. “The strong sales are attributable to fresh styles across our lifestyle, performance and kids’ categories, and the demand for our product resulted in a positive shift of our Back-to-School domestic wholesale and international subsidiary shipments originally scheduled for July into June. We achieved double-digit increases in our domestic wholesale business, which included a four percent increase in average price per pair; double-digit increases in our international wholesale business, with some markets up triple digits; and double-digit growth in our Company-owned retail stores, which achieved a 13.9 percent comparable quarter net sales increase. We are pleased with our financial achievements in our businesses worldwide as is evidenced by our operating margin of 9.2 percent for the second quarter.”

Net earnings in the second quarter of 2014 were $34.8 million compared to net earnings of $7.1 million for the second quarter of 2013. Diluted net earnings per share in the second quarter of 2014 were $0.68 based on 50,914,000 weighted average shares outstanding compared to diluted net earnings per share of $0.14 based on 50,497,000 weighted average shares outstanding for the same period last year.

For the six months ended June 30, 2014, net sales were $1.134 billion compared to net sales of $879.9 million in the first six months of 2013. Gross profit for the first six months of 2014 was $509.8 million or 45.0 percent of net sales, compared to $387.6 million or 44.1 percent of net sales for the first six months of 2013. Earnings from operations for the first six months of 2014 were $101.9 million, compared to net earnings from operations of $32.5 million for the same period last year.

Net earnings in the first six months of 2014 were $65.8 million compared to net earnings of $13.8 million in the same period last year. Diluted net earnings per share were $1.29 based on 50,879,000 weighted average common shares outstanding compared to diluted net earnings per share of $0.27 based on 50,494,000 weighted average common shares outstanding for the first six months of 2013.

Robert Greenberg, SKECHERS chief executive officer, commented: “For the months of both April and June, the Princeton Retail Analysis called Skechers the ‘hottest major footwear brand,’ noting our overall sales growth in several categories including casual and walking shoes. Many of our key accounts visiting our corporate offices this month and our international distribution partners who spent four days reviewing our collections last month are echoing the same sentiment due to our multiple new product initiatives for men, women and kids. The innovations with our Spring 2014 product resulted in successes from every division, including triple digit growth in some categories. As always, we supported our extensive product offering with targeted animated, lifestyle and celebrity focused television campaigns, including a new commercial starring Joe Montana, and the continuation of our Meb spot supporting the Olympian’s incredible win at the Boston Marathon. We have expanded our team of Skechers ambassadors with the addition of sports legends Pete Rose and Joe Namath for our Relaxed Fit from Skechers line, professional golfer Matt Kuchar and Olympic runner Kara Goucher for our Skechers Performance Division, and we recently signed superstar singer and actress Demi Lovato and one of Britain’s top models Kelly Brook for our women’s lines—all of whom will appear in marketing campaigns this year and next. Looking for unique marketing opportunities, we capitalized on the fame of California Chrome by sponsoring the horse racing triple-crown hopeful, resulting in a windfall of press. We believe our marketing and footwear is resonating with consumers globally. We ended 2013 with our second highest annual sales ever, started the year with record first quarter sales, and have just achieved a new record sales quarter with growth across all our distribution channels. In addition, in the second quarter we received Best Lifestyle Brand of the Year from the Sports Trade Awards in the UK, and two product awards from Competitor magazine. Given the broad product acceptance we achieved through the first half of 2014, we believe the momentum will continue through the second half of 2014. We are looking forward to delivering the remainder of our Back-to-School footwear, and continuing to introduce new innovative product.”

Mr. Weinberg continued: “From a product, marketing and distribution stand point, the Company has never been better positioned. The record first half of 2014 along with continued increased backlogs at the end of June, incoming order rate and revenues in July leads us to believe that our record quarterly sales trend will continue for the balance of the year. Further evidence is our position in the market as reported by SportScanInfo: for the week of July 12, Skechers held the number two position in Women’s Sport footwear sold in the United States. We believe the demand for our product is universal based on our sales growth across a number of continents. With $414.8 million in cash, 40 to 50 Company-owned Skechers stores planned to open later this year, in addition to the 16 that opened in the second quarter and the two that have already opened this month, and another 60 to 65 Skechers stores planned to open through our distributors and franchise partners, as well as the expansion and automation plans for our European Distribution Center, we believe we are in a great position for continued growth. We remain comfortable with the analysts’ current consensus estimates for the third quarter even though we are up against a tougher comparison and there was a pull forward of domestic and international wholesale volume from the third quarter to the second quarter of 2014.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and in over 100 countries and territories through the Company’s international network of subsidiaries in Canada, Brazil, Chile, Japan, and across Europe, as well as through joint ventures in Asia and distributors around the world. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future growth, financial results and operations, its development of new products, future demand for its products and growth opportunities, its planned opening of new stores, advertising and marketing initiatives, and the expansion and automation plans for the Company’s European Distribution Center. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the resignation of the Company’s former independent registered public accounting firm, and its withdrawal of its audit reports with respect to certain of the Company’s historical financial statements; international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2013, and its Form 10-Q for the quarter ended March 31, 2014. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$414,808	$372,011
Trade accounts receivable, net	318,460	225,941
Other receivables	10,667	10,599

Total receivables	329,127	236,540
Inventories	360,491	358,168
Prepaid expenses and other current assets	37,094	26,094
Deferred tax assets	22,115	22,115

Total current assets	1,163,635	1,014,928
Property, plant and equipment, at cost, less accumulated depreciation and amortization	364,746	361,755
Goodwill and other intangible assets, less applicable amortization	1,910	2,377
Deferred tax assets	1,624	9,950
Other assets, at cost	19,420	19,560

Total non-current assets	387,700	393,642

TOTAL ASSETS	$1,551,335	$1,408,570

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$12,218	$12,028
Short-term borrowings	184	87
Accounts payable	314,196	258,183
Accrued expenses	44,283	40,124

Total current liabilities	370,881	310,422
Long-term borrowings, excluding current installments	110,331	116,488
Other long-term liabilities	15,081	1,740

Total non-current liabilities	125,412	118,228
Total liabilities	496,293	428,650
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,001,817	930,322
Noncontrolling interests	53,225	49,598

Total equity	1,055,042	979,920

TOTAL LIABILITIES AND EQUITY	$1,551,335	$1,408,570

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$587,051	$428,247	$1,133,569	$879,868
Cost of sales	317,676	233,353	623,791	492,242

Gross profit	269,375	194,894	509,778	387,626
Royalty income	1,836	1,424	4,858	3,194

	271,211	196,318	514,636	390,820

Operating expenses:
Selling	53,839	42,088	90,581	79,784
General and administrative	163,616	137,066	322,139	278,534
	217,455	179,154	412,720	358,318

Income from operations	53,756	17,164	101,916	32,502
Other income (expense):
Interest, net	(3,459)	(2,991)	(6,052)	(5,540)
Other, net	148	(695)	(934)	(3,618)

	(3,311)	(3,686)	(6,986)	(9,158)

Earnings before income taxes	50,445	13,478	94,930	23,344
Income tax expense	12,232	4,632	23,669	6,910

Net earnings	38,213	8,846	71,261	16,434
Less: Net earnings attributable to noncontrolling interests	3,411	1,752	5,494	2,660

Net earnings attributable to Skechers U.S.A., Inc.	$34,802	$7,094	$65,767	$13,774

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.69	$0.14	$1.30	$0.27

Diluted	$0.68	$0.14	$1.29	$0.27

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	50,565	50,298	50,562	50,297

Diluted	50,914	50,497	50,879	50,494